FOR IMMEDIATE RELEASE

Contact: Mark N. Schwartz, CEO
(651) 687-9999

HDI Receives $822K in Proceeds from Exercise of Warrants

ST. PAUL, MN — May 2, 2005 — Hypertension Diagnostics, Inc. (“HDI”) (OTCBB: HDII.OB) today announced that on April 29, 2005, they completed the issuance of 2,756,609 shares of common stock (“Common Stock”) and 173,335 shares of Series A Convertible Preferred Stock (“Preferred Stock”), to holders of warrants to purchase Common Stock and Preferred Stock, resulting in gross proceeds of $822,227, which represents 91% of the total warrant proceeds available for exercise. Among those holders electing to exercise their warrants were four (4) of HDI’s seven (7) directors who collectively exercised their warrants to purchase $207,758 of Common Stock and Preferred Stock. The warrants had an effective exercise price of $0.17 per share of Common Stock.

On March 31, 2005, the Company filed a Form 8-K with the SEC indicating that to date $722,227 in gross proceeds from these warrants had been received by HDI. The warrant exercise period ended on April 29, 2005 and the total gross proceeds received by the Company was $822,227.

The gross proceeds will be used primarily for working capital purposes and to expand market penetration of the CVProfilor®, HDI’s medical device that helps doctors save lives through early detection of cardiovascular disease. The CVProfilor measures the elasticity of small and large arteries, a key indicator of vascular health. It provides valuable clinical information to enable physicians to provide individualized therapy to arrest the progression of cardiovascular disease.

“The recent exercises of warrants, in which HDI received 91% of the available proceeds, demonstrates that our investors and management are strongly committed to our prospects for growth and profitability,” said Mark N. Schwartz, Chairman and CEO of HDI.

The Common Stock and the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be sold, offered for sale or transferred in the United States absent registration with the U.S. Securities and Exchange Commission under the Act, or an applicable exemption therefrom. The Company has granted certain registration rights covering all of the Common Stock and Preferred Stock sold in the offering to the investors.

Hypertension Diagnostics, Inc. is helping doctors save lives by reducing the risk of cardiovascular disease with its CVProfilor. The CVProfilor determines risk for cardiovascular disease by measuring the health of small and large arteries. These vascular parameters provide physicians with clinically beneficial information useful in screening patients who may be at risk for cardiovascular disease, assist physicians with their diagnosis of patients’ cardiovascular disease, and allow physicians to more intelligently individualize therapy designed to reduce risk in patients diagnosed with cardiovascular disease. More information is available at www.hdii.com.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2004 Annual Report on Form 10-KSB, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of Hypertension
Diagnostics, Inc. All rights reserved.
Website: www.hdii.com